EXHIBIT 99.16



 THE
BANK OF
  NEW
 YORK


              ----------------------------------------------------





                          SUBSCRIPTION ESCROW AGREEMENT

                                     between

                            R-TEC TECHNOLOGIES, INC.


       -----------------------------------------------------------------


                                       and

                              THE BANK OF NEW YORK


                          Dated as of January 26 , 1999








                            ACCOUNT NUMBER(S) 301472

Short Title of Account      R-TEC Technologies, Inc.


              ----------------------------------------------------

                                ESCROW AGREEMENT

         Escrow Agreement (the "Agreement"), dated as of January __, 1999, among The Bank of New York, a New York banking corporation with its principal corporate trust office at 101 Barclay Street, New York, New York 10286 (the "Escrow Agent"), and R-Tec Technologies, Inc., a New Jersey corporation, with its principal office at 61 Mallard Drive, P.O. Box 282, Allamuchy, New Jersey 07820 (the "Company").

         WHEREAS, the Company intends to offer for sale (the "Offering") up to 3,750,000 shares of common stock, par value $8.00 per share of the Company in an initial Public Offering under the Securities Act of 1933, as amended, pursuant to its Prospectus dated January ___, 1999.

         WHEREAS, the Company is expected to offer the stock on behalf of the Company;

         WHEREAS, the Company proposes to engage the Escrow Agent for the purpose of receiving, depositing and holding in a segregated non interest-bearing account all funds ("Proceeds" shall mean all funds wired into the escrow account and funds resumed cleared from check deposits) from subscribers for Units ("Subscribers") received in connection with the sale of stock until such time as such funds are to be released to the Company or returned to the Subscribers; and

         WHEREAS, the Escrow Agent has agreed to act as escrow agent in connection with the proposed subscription and sale of Units.

         NOW, THEREFORE, it is agreed as follows:

         Section 1.        Establishment of Escrow Account; Deposits.

                  (a) The Escrow Agent shall promptly (and, in any case, on or prior to the commencement of the Offering) cause to be opened a fully segregated noninterest-bearing escrow account, which escrow account shall be entitled R-Tec Technologies, Inc. - Escrow Account (the "Escrow Account") for the purpose of holding in trust all Proceeds for the company and the Subscribers. The Company shall, as to each Subscriber in connection with all proceeds received under the Offering, instruct each subscriber to remit the purchase price in the form of checks (which checks must be certified if remitted during the last five (5) business days of the offering period) or wire transfers to (insert "the Company") the Company for forwarding to the Escrow Agent as promptly as possible. All such checks and wire transfers forwarded to the Escrow Agent shall be accompanied by information identifying each Subscriber, subscription, the Subscriber's social security or ID number and address. Wire transfers to the Escrow Account shall be made in Federal Funds transferred as follows:

                  Bk of NYC
                  ABA No. 021000018
                  GLA 111-565
                  Cust A/C #  301472
                  A/C R-Tec Technologies

         (b) On the terms and conditions of this Agreement, the Escrow Agent shall deposit the Proceeds and any interest earned thereon in the Escrow Account. The Proceeds and any interest earned thereon in the Escrow Account. The Proceeds shall be invested as in accordance with this Agreement. All amounts deposited in the Escrow Account shall be invested and reinvested in the manner provided in Section 2 hereof.


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




         (c) Except as and to the extent provided herein, the Escrow Agent shall not be obligated nor, without the consent of the company, is it authorized to accept instructions under Agreement directly from any Selected Dealer.

         Section 2.        Investment of Proceeds.

         Proceeds (and any earnings thereon), and until such time as all Proceeds and earnings thereon have bee disbursed from the Escrow Account as provided in Section 4 and Section 5, shall be invested and reinvested by the Escrow Agent without unreasonable delay and only in such obligations issued or guaranteed by the United States Government or any agency thereof, or in such commercial paper, or in such bank or trust company certificates of deposit, and with such maturities, as shall be designated in writing fro time to time by the Company, such writing to specify the particular investment. Temporarily uninvested funds held hereunder shall be deposited in The Bank of New York Deposit reserve. The Escrow Agent shall not be responsible for interest losses, taxes or other charges on investments. Interest actually earned from the time the Proceeds are deposited into the Escrow Account until the close of business on the date preceding the date the proceeds are disbursed by the Escrow Agent as provided herein shall be held intrust for the Subscribers and, upon the occurrence of the conditions set forth in Section 4 and Section 5 hereof, shall be payable in accordance with the provisions set forth in Section 5 hereof. If, at the time the Escrow Agent is required to make a disbursement pursuant to
Section 5, the proceeds are invested as provided in this Section 2, the Escrow Agent shall, in anticipation of such disbursement, sell or otherwise liquidate such investments. Instructions from the Company as to any such investments or the sale or other disposition thereof shall be confirmed in writing (but no delay or failure by the Company to confirm in writing an instruction or failure by the Company to confirm in writing an instruction given by telephone shall effect the validity of such instruction or result in any liability to the Escrow Agent for acting on such instruction).

         Section 3.        Acceptance or Rejection of Subscription.

         As soon as practicable following receipt of each subscription, the company will determine whether or not the subscription is to be accepted or rejected in whole or in part.

         With respect to each subscription which is to be accepted, the company will notify the Escrow Agent of such acceptance. With respect to each subscription which is to be rejected (in whole or in part), the company will notify the Escrow Agent of such rejection in writing, and upon receipt of such notification, the Escrow Agent will promptly as practicable transfer the amount represented by such subscription reflected in part only) and issue a check in the amount of the rejected Subscriber's subscription directly to the rejected Subscriber.

         Section 4.        Disbursements from the Proceeds.

         (a) If subscriptions of at least 625,000 shares ($5,000,000 U.S.) have not been deposited in the Escrow Account and accepted by the Company on or before the earlier of (i) _________________ or (ii) the date upon which the Company elects to terminate the Offering (the "Termination Date") upon instruction by the Company as to the amounts and recipients of the funds then held in escrow, the Escrow Agent shall terminate the Escrow Account and return the subscription funds to each Subscriber.

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



         (b) If subscriptions for at least 625,000 shares ($5,000,000) have been deposited in the Escrow Account and accepted by the Company on or before the Termination Date, pursuant to the instructions of the Company identifying the Subscribers whose subscriptions are to be accepted, the Escrow Agent shall on the date designated by the Company in such instructions (the "Interim Closing Date") which date shall be at any time on or after the giving of such notice) release to the Company all or a specified portion of the Proceeds held by the Escrow Agent (including all accrued interest thereon) in the Escrow Account in the manner described in Section 4(a). With respect to any date subsequent to the Interim Closing Date on which the Escrow Agent is to release proceeds to the Company, but no later than __________________, (the "Final Closing Date"), pursuant to the instructions of the Company identifying the Subscribers whose subscriptions are to be accepted on the Final Closing Date and delivered at any time on or prior to such Final Closing Date, the Escrow Agent shall release to the Company on such Final Closing Date all or the specified portion of the Proceeds held by the Escrow Agent in the Escrow Account in the manner described in Section 5(a).


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



         Section 5.        Procedure for disbursement from the Escrow Account.

         The proceeds held in the Escrow Account and interest earned thereon shall be subject to, and distributed in accordance with, the following provisions:

         (a) On the Interim Closing Date and on the Final Closing Date, upon satisfaction of the applicable requirements of Section 4 hereof, the Escrow Agent shall (i) transfer by wire to an account designated by the Company the Proceeds requested to be transferred on such date in the notice executed by the Company, and (ii) the Escrow agent shall within 10 business days of the applicable closing date transfer by check to each Subscriber any interest actually earned on such Proceeds. At the time of such transfer, the Escrow Agent shall confirm in writing to the Company the amount of interest earned for the account of each Subscriber and the date such subscription was received.

         (b) On the Interim Closing Date and on the Final Closing Date, the Escrow Agent shall transfer by check the proceeds and all interest (if any) earned thereon, of any Subscribers whose subscriptions were obtained by the Company but rejected by the Company since the commencement of the Offering or the most recent closing date (as applicable). At the time of such transfer, the Escrow Agent shall identify in writing to the Company the amount of interest earned for the account of each Subscriber and the date such subscription was received.

         (c) As soon as practicable after the Termination Date (but in no event later than the 30th business day following the Termination Date), all proceeds received by the Escrow Agent (other than proceeds previously disbursed or to be distributed by the Escrow Agent pursuant to Section 5(a) or Section 5(b) shall be returned by check directly to the Subscriber having provided such proceeds, without deduction, penalty or expense to the Subscriber and together with each such Subscriber's pro rata portion of the interest actually earned thereon. The Escrow Agent shall notify the Company of the distribution of such funds to the Subscribers.

         (d) The Escrow Agent does not have any interest in the Escrowed Property deposited hereunder but is serving as escrow holder only and having only possession thereof. The Company shall pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrowed Property incurred n connection herewith and shall indemnify and hold harmless the Escrow Agent any amounts that it is obligated to pay in the way of such taxes. Any payments of income from this Escrow Account shall be subject to withholding regulations then in force with respect to Untied States taxes. The parties hereto will provide the Escrow Agent with appropriate W-9 forms for tax I.D., number certifications, W-8 forms for non-resident alien certifications. It is understood that the Escrow Agent shall be responsible for income reporting only with respect to income earned on investment of funds which are a part of the Escrowed Property and is not responsible for any other reprint. This paragraph and paragraph (9) shall survive notwithstanding any termination of this Escrow Agreement or the resignation of the Escrow Agent.

         Section 6.        Termination of Escrow.

         In the event of the release of all proceeds and all accrued interest in accordance with Section 4 and Section 5 of this Agreement, this Agreement shall terminate and the Escrow Agent shall be relieved of all responsibilities in connection with the escrow deposits provided for in this Agreement, except claims which are occasioned by its negligence, bad faith or willful misconduct.



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         Section 7.        Compensation of Escrow Agent.

         (a) At the time of execution of this Agreement the Company shall pay the Escrow Agent an acceptance fee of $1,500.00. In addition, the Company shall pay Escrow Agent $15,000.00 annually, payable upon execution of this Agreement and on each [Date] thereafter, for any and all services rendered by Escrow Agent hereunder.

         (b) The Company shall pay monthly an investment transaction fee of $25.00 for each purchase or sale made by the Escrow Agent pursuant to Section 2.

         (c) The Company shall reimburse the Escrow Agent upon request for all expenses, disbursements, and advances incurred or made by the Escrow Agent in implementing any of the provision of this Agreement, including compensation and the expenses and disbursements of its counsel, except any such expense, disbursement, or advance as may arise from its gross negligence or willful misconduct.

                  The Company hereby grants to the Escrow Agent a lien on the Proceeds such that, in the event that any and all charges payable under Section 7 and Section 8 shall not be timely paid by the Company, the Escrow Agent shall have the right to pay itself from the proceeds the full amount owed, provided that written notice of the Escrow Agent's intent to proceed under this Section 7 be given at least five (5) business days in advance of such action.

         Section 8.        Responsibilities of Escrow Agent; Notices.

                  (a) The Escrow Agent shall be under no duty to enforce payment of any subscription which is to be paid to and held by it;


                  (b) The Escrow Agent shall be under no duty to accept funds, checks, drafts or instruments for the payment of money from anyone other than the Company or to give any receipt therefor except to the Company;

                  (c) The Escrow Agent shall be obligated to perform only such duties as are expressly set forth in this Agreement. No implied covenants or obligation shall be inferred from this Agreement against the Escrow Agent, nor shall the Escrow Agent be bound by the provisions of any agreement among the Company beyond the specific terms hereof.

                  (d) The Escrow Agent shall not be liable hereunder except for its own gross negligence or willful misconduct and the Company agrees to indemnify the Escrow Agent for and hold it harmless as to any loss, liability, or expense, including attorney's fees and expenses, incurred without gross negligence or willful misconduct on the part of the Escrow Agent and arising out of or in connection with the Escrow Agent's duties under this Agreement. Specifically and without limiting the foregoing, the Escrow Agent shall in no event have any liability in connection with its investment, reinvestment or liquidation, in good faith and in accordance with the terms hereof, of any Escrowed Property held by it hereunder, including without limitation any liability for any delay not resulting from gross negligence or willful misconduct in such investment, reinvestment or liquidation, or for any loss of income incident to any such delay.



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



                  (e) the Escrow Agent shall be entitled to rely upon any order, judgment, certification, instruction, notice, opinion or other writing delivered to it in compliance with the provisions of this Agreement without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of service thereof. The Escrow agent may act in reliance upon any instrument comporting with the provisions of this Agreement or signature believed by it to be genuine and may assume that any person purporting to give notice or receipt or advice or make any statement or execute any document in connection with the provision hereof has been duly authorized to do so.

                  At any time the Escrow Agent may request in writing any instruction in writing from the Company, and may at its own option include in such request the course of action it proposes to take and the date on which it proposes to act, regarding any matter arising in connection with its duties and obligations hereunder. The Escrow Agent shall not be liable for acting without the company's consent in accordance with such a proposal on or after the date specified therein, provided that the specified date shall be at least two (2) business days after the Company receives the Escrow Agents request for instructions and its proposed course of action, and provided that, prior to so acting, the Escrow Agent has not received the written instructions requested.

                  (f) The Escrow Agent may act pursuant to the advice of counsel chosen by it with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted in accordance with such advice.

                  (g) The Escrow Agent makes no representation as to the validity, value, genuineness or collectability of any security or other document or instrument held by our delivered to it.

                  (h) The Escrow Agent shall not be called upon to advise any party as to selling or retaining, or taking or refraining from taking any action with respect to, any securities or other property deposited hereunder.

                  (i) No provision or this Agreement shall require the Escrow Agent to expend or risk its own funds or otherwise incur any financial liabilities in the performance of any of its duties hereunder.

                  (j) The Escrow Agent shall be deemed conclusively to have given and delivered any notice required to be given or delivered if it is in writing, signed by any one of its authorized officers and mailed, by express, registered or certified mail addressed to:

                  The Company at:

                  R-Tec Technologies, Inc.
                  P.O. Box 282
                  61 Mallard Drive
                  Allamuchy, New Jersey 07820
                  Telephone: (908) 850-4466
                  Facsimile: (908) 850-4670

                  (k) The Escrow Agent shall be deemed conclusively to have receive any notice required to be given or delivered to the Escrow Agent if it is in writing, signed by any one of the authorized officers of the company, mailed, by express, registered or certified mail addressed to and actually received by:

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                  The Escrow Agent at:

                  The Bank of New York
                  101 Barclay Street, 21 West
                  New York, New York 10286
                  Attn: Insurance Trust & Escrow
                           Sharia Jones-Bey
                  Facsimile: (212) 815-7181

                  (l) the provision of Sections 7, 8 and 11 shall survive termination of this Agreement and/or the resignation or removal of the Escrow Agent.

         Section 9.        Resignation of Escrow Agent; Successor.

         Notwithstanding anything to the contrary herein, the Escrow Agent may resign at any time by giving at least 15 days written notice thereof. The Company may remove the Escrow Agent at any time (with or without cause) by giving at least 15 days written notice thereof. Within 10 days after receiving such notice, the Company shall agree on and appoint a successor escrow agent at which time the Escrow Agent shall either distribute the funds held in the Escrow Account, less its fees, costs and expenses or other obligations owed to the Escrow Agent as directed by the instructions of the Company or hold such funds, pending distribution, until such fees, costs and expenses or other obligations are paid. If a successor escrow agent has not been appointed or has not accepted such appointment by the end of the 10 day period, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent, or for other appropriate relief and the costs, expenses and reasonable attorney fees which the Escrow Agent incurs in connection with such a proceeding shall be paid by the Company.

         Section 10.       Dispute Resolution.

         In the event of any dispute between or conflicting claims by or among the Company or and/or any other person or entity with respect to any Proceeds held in the Escrow Account, the Escrow Agent shall be entitled, at its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Proceeds so long as such dispute or conflict shall continue, and the Escrow Agent shall not be or become liable in any way to the Company for the Escrow Agent's failure or refusal to comply with such conflicting claims, demands or instructions, except to the extent under the circumstances such failure would constitute gross negligence, bad faith or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall be entitled to refuse to act until, at its sole discretion, either such conflicting or adverse claims or demands shall have been finally determined in a court of competent jurisdiction or settled by agreement between the conflicting parties as evidenced in writing, satisfactory to the Escrow Agent, or the Escrow agent shall have received security or an indemnity satisfactory to the Escrow Agent sufficient to save the Escrow Agent harmless from and against any and all loss, liability or expenses which the Escrow Agent may incur by reason of the Escrow agent's acting. The Escrow Agent may in addition elect at its sole discretion to commence an interpleader action or seek other judicial relief or orders as the Escrow Agent may deem necessary.

         Section 11.       Extraordinary Expense.

         It is understood that fees and usual charges agreed upon for the Escrow Agent's services shall be considered compensation for its services as contemplated by this Agreement, and if the Escrow Agent rendered any service not provided for in this Agreement, or if there is any assignment of any interest in the subject matter of this Agreement by the Company or any modification of this Agreement, or if any controversy arises under this Escrow Agreement or the Escrow Agent is made a party to any litigation pertaining to this Agreement or the subject matter of this Agreement, the Escrow Agent shall be reasonably compensated for those extraordinary services and reimbursed for all costs and expenses occasioned by such services, controversy or litigation and the Company hereby promises to pay such sums upon demand.

         Section 12.       Governing Law.

         This agreement shall be governed and construed in accordance with the laws of the State of New York without reference to the principles thereof respecting conflicts of laws. This Agreement may be executed in counterparts, each of which so executed shall be deemed an original , and said counterparts together shall constitute one and the same instrument.

         Section 13.       Maintenance of Record.

         The Escrow Agent shall maintain accurate records of all transactions hereunder. Promptly after the termination of this Agreement, and as may from time to time be reasonably requested by the Company before such termination, the Escrow Agent shall provide the Company with a copy of such records, certified by the Escrow Agent to be a complete and accurate account of all transactions hereunder. The authorized representatives of the company shall also have access to the Escrow Agent's gooks and records to the extent relating to its duties hereunder, during normal business hours upon notice to the Escrow Agent.

         Section 14.       Miscellaneous.

                  (a) Nothing in this Agreement is intended or shall confer upon anyone other than the parties any legal equitable right, remedy or claim.

                  (b) The invalidity of any portion of this agreement shall not affect the validity of the remainder hereof.

                  (c) This Agreement is the final integration of the agreement of the parties with respect to the matters covered by it and supersedes any prior understanding or agreement, oral or written, with respect thereto.

                  (d) The rights and obligations of each party hereto may not be assigned or delegated to any other person without the written consent of the other parties hereto. Subject to the foregoing, the terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.


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




                  (e) No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions "The Bank of New York" by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by any other parties hereto, or on such party's behalf, without the prior written consent of Escrow Agent.

                                                     R-TEC TECHNOLOGIES, INC.


Dated: January 26, 1999             By:          /s/MARC M. SCOLA
                                                 ----------------------
                                                 MARC M. SCOLA, ESQ.
                                                 Vice President
                                                 and General Counsel



                                                     THE BANK OF NEW YORK

Dated: January 27, 1999             By:          /s/SHARIA JONES-BEY
                                                 ----------------------
                                                 SHARIA JONES-BEY
                                                 Assistant Treasurer







                                        9